Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED STAEMENT OF OPERATIONS
     The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 has been prepared to reflect the acquisition of W-H Energy Services, Inc. (“W-H”). On August 25, 2008, Smith International, Inc. (“Smith” or the “Company”) completed the acquisition of all of the outstanding equity interests in W-H. The transaction has been recorded using the purchase method of accounting and, accordingly, the acquired operations have been reflected in Smith’s financial results since the effective date.
     The accompanying unaudited pro forma condensed combined statement of operations has been derived using the historical consolidated financial statements of each company which, in the opinion of management of both companies, include all adjustments necessary to present fairly the results of the period. The unaudited pro forma condensed combined statement of operations assumes the acquisition occurred on January 1, 2008.
     The purchase price allocation, which is based on relevant facts and circumstances and discussion with an independent third-party consulting firm, is based on preliminary information and is subject to change when additional data concerning final asset and liability valuations is obtained; however, material changes in the preliminary allocations are not anticipated by management. The accompanying statement does not include cost savings that may result and is not intended to be reflective of the results that would have occurred if the acquisition had been effective as of the date indicated or that may be obtained in the future. The unaudited pro forma statement of operations should be read in conjunction with the historical financial statements of Smith and W-H and the related notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2008
(In millions, except per share data)

	Unaudited
	HISTORICAL		PRO FORMA
	Smith	W-H	Adjustments		Combined
Revenues:
Oilfield operations	$8,032.1	$871.4	$(25.0	) (A)	$8,878.5
Distribution operations	2,738.7	—	—		2,738.7

Total revenues	10,770.8	871.4	(25.0)		11,617.2

Costs and expenses:
Cost of oilfield revenues	5,069.3	570.0	(25.0	) (A)	5,615.5
			9.9	(B)
			(8.7	) (C)
Cost of distribution revenues	2,272.6	—	—		2,272.6
Selling, general and administrative expenses	1,786.5	194.5	19.5	(B)	1,944.0
			(56.5	) (C)

Total costs and expenses	9,128.4	764.5	(60.8)		9,832.1

Operating income	1,642.4	106.9	35.8		1,785.1

Interest expense, net	86.4	7.1	38.2	(D)	131.7

Income before income taxes and minority interests	1,556.0	99.8	(2.4)		1,653.4

Income tax provision	505.9	43.9	(7.3	) (E)	542.5

Minority interests	282.8	—	—		282.8

Net income	$767.3	$55.9	$4.9		$828.1

Earnings per share:
Basic	$3.70				$3.78
Diluted	$3.68				$3.76

Weighted average shares outstanding:
Basic	207.40		11.50	(F)	218.90
Diluted	208.73		11.50	(F)	220.23
The accompanying notes are an integral part of this pro forma condensed combined financial statement.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Dollars in Millions)
General –
     Certain reclassifications have been made to the historical W-H statement of operations data for the period between January 1, 2008 and August 25, 2008 in order to conform to the Smith financial presentation.
     In connection with the transaction, the Company issued 17.78 million common shares and paid $1.62 billion of cash to the former shareholders of W-H. The fair value of shares issued was determined using an average price of $78.94, which represents the Company’s average closing stock price for the five-day period beginning two days before the announcement of the transaction. The purchase price consideration related to the W-H acquisition consists of the following:

Purchase price consideration:
Shares issued	$1,403.6
Cash paid, net	1,615.1

Consideration paid to former W-H equity holders	3,018.7

Acquired company transaction costs	12.9

$3,031.6

     The following table indicates the purchase price allocation to net assets acquired which was based on estimated fair values as of the acquisition date. The excess of the purchase price over the net assets acquired amounted to $2.10 billion.

Purchase Price	$3,031.6

Receivables	(277.0)
Inventories	(84.3)
Prepaid and other current assets	(148.5)
Property, plant and equipment	(597.5)
Identifiable intangible assets	(522.1)
Other assets	(2.7)
Accounts payable and accrued liabilities	73.7
Other current liabilities	105.7
Long-term debt	261.7
Deferred income taxes	259.7
Other liabilities	4.0

Goodwill recorded	$2,104.3

Entries –
(A)	To eliminate revenue and costs of revenues of $25.0 million for the period between January 1, 2008 and August 25, 2008 associated with transactions between the W-H and Smith entities.

(B)	To record the incremental expense related to the step-up of W-H assets from book value to estimated fair value. Reflects additional (i) costs of revenues of $9.9 million and (ii) selling, general and administrative expenses of $19.5 million for the period between January 1, 2008 and August 25, 2008 associated with amortizing the fair value write-up associated with the transaction over the estimated remaining lives of the respective assets.

(C)	To eliminate transaction-related and other non-recurring costs incurred by W-H in connection with the transaction and included in the W-H historical results. Reflects elimination of (i) costs of revenues of $8.7 million and (ii) selling, general and administrative expenses of $56.5 million for the period between January 1, 2008 and August 25, 2008 associated primarily with investment banking fees and acceleration of stock-based and other long-term incentive awards.

(D)	To record interest expense on the incremental acquisition–related debt. Reflects additional interest expense of $38.2 million for the period between January 1, 2008 and August 25, 2008. The amount assumes an interest rate of 3.67 percent, determined based on the average three-month Eurodollar LIBOR borrowing rate plus 70 basis points, and no principal reduction.

(E)	To record the pro forma tax benefit on the (i) incremental estimated interest expense and (ii) incremental depreciation and amortization expense at a tax rate of 37 percent, net of additional tax expense of $17.7 million related to the elimination of certain transaction-related and other non-recurring costs reflected in the W-H historical results for the period between January 1, 2008 and August 25, 2008.

(F)	To reflect the incremental effect of inclusion of the 17.78 million of Smith common shares issued in connection with the transaction for the period between January 1, 2008 and August 25, 2008.